As filed with the Securities and Exchange Commission on July 30, 2020

Registration No. 333-238769

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Eagle Bancorp Montana, Inc.

___________________________________________________

(Exact name of Registrant as specified in its charter)

Delaware	27-1449820
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

1400 Prospect Avenue
Helena, Montana	59601
(Address of Principal Executive Offices)	(Zip Code)

2011 STOCK INCENTIVE PLAN FOR DIRECTORS, OFFICERS AND EMPLOYEES

(Full title of the Plan)

Peter J. Johnson

President and Chief Executive Officer

Eagle Bancorp Montana, Inc.

1400 Prospect Avenue

Helena, Montana 59601

(406) 442-3080

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copy to:

Lloyd H. Spencer, Esq.

Nixon Peabody LLP

799 9th Street NW, Suite 500

Washington, D.C. 20001

(202) 585-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

EXPLANATORY NOTE

This Amendment No. 1 (this "Amendment") to the Registration Statement on Form S-8 (333-238769) (the "Registration Statement") is being filed solely for the purpose of filing an additional exhibit as indicated in Part II, Item 8 of this Amendment. Accordingly, this Amendment only consists of the facing page, this explanatory note, an updated Part II, Item 8 of the Registration Statement, the signature page to this Amendment and the filed exhibit.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.     Exhibits.

EXHIBIT INDEX

**5.1	Opinion of Nixon Peabody LLP
10.1	Amendment No. 3 to the 2011 Stock Incentive Plan for Directors, Officers and Employees (Incorporated by reference to Exhibit 10.1 of our Quarterly Report on Form 10-Q filed on May 11, 2020)
23.1	Consent of Nixon Peabody LLP (Contained in opinion filed as Exhibit 5.1 to this Registration Statement)
**23.2	Consent of Moss Adams LLP, independent accountants
*23.3	Consent of Eide Bailly LLP, independent accountants
**24.1	Power of Attorney (Included on the signature page to this Registration Statement)

___________

* Filed herewith

**Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Helena, State of Montana, on the 30th day of July, 2020.

EAGLE BANCORP MONTANA, INC.

By:	/s/ Peter J. Johnson
Peter J. Johnson
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Peter J. Johnson	Director, President and CEO	July 30, 2020
Peter J. Johnson	(Principal Executive Officer)

/s/ Laura F. Clark	Executive Vice President and Chief	July 30, 2020
Laura F. Clark	Financial Officer
(Principal Financial
and Accounting Officer)

*	Chairman	July 30, 2020
Rick F. Hays

*	Vice Chairman	July 30, 2020
Thomas J. McCarvel

*	Director	July 30, 2020
Maureen J. Rude

*	Director	July 30, 2020
Shavon R. Cape

*	Director	July 30, 2020
Tanya S. Chemodurow

*	Director	July 30, 2020
Kenneth M. Walsh

*	Director	July 30, 2020
Corey Jensen

*	Director	July 30, 2020
Benjamin G. Ruddy

*	Director	July 30, 2020
Cynthia A. Utterback

*By: /s/ Peter J. Johnson		July 30, 2020
Peter J. Johnson Attorney-in-Fact